EXHIBIT 3.4
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
IMMUNITYBIO, INC.
(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)
ImmunityBio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of this corporation is ImmunityBio, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2014 under the name Conkwest, Inc., and the Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 31, 2015, as amended on March 9, 2021 and February 1, 2022 (as amended, the “Amended and Restated Certificate of Incorporation”).
2.The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.
3.The amendment to the Amended and Restated Certificate of Incorporation set forth in paragraph 5 of this Certificate of Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4.The amendment to the Amended and Restated Certificate of Incorporation set forth in paragraph 5 of this Certificate of Amendment was duly approved by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
5.Article IV, Section 1 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“This Corporation is authorized to issue two classes of stock, to be designated, respectively, as Common Stock and Preferred Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,370,000,000 shares, of which 1,350,000,000 shares are Common Stock, $0.0001 par value per share, and 20,000,000 shares are Preferred Stock, $0.0001 par value per share.”
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on this 18th day of October 2023.

IMMUNITYBIO, INC.

/s/ Richard Adcock

Richard Adcock
Chief Executive Officer and President